Luis Hadic

23717 110B Ave.

Maple Ridge, BC. Canada. V2W 2E2

September 14, 2018

Board of Directors

AB International Group Corp.

Chiyuan Deng, CEO, Principal Executive Officer, President and Director Jianli Deng, Secretary and Treasurer

16th Floor, Rich Towers, 2 Blenheim Avenue Tsim Sha Tsui, Kowloon, Hong Kong

RE: Resignation as Chief Financial Officer and Principal Financial Officer

Dear Board of Directors and Officers:

Effective immediately (September 14, 2018 at 1:30 PM Pacific Time - USA), I herewith resign as the Chief Financial Officer and Principal Financial Officer of AB International Group Corp.

My resignation is based upon the fact that I have made repeated demands that you immediately provide me with certain clearly specified information that I have requested from you, in writing, concerning material financial issues and disclosures contained in the company's SEC filings. Specifically, I have requested documents and information from you relating to substantiation and support for material financial information contained in such disclosures and filings. Also, as I told you yesterday, if I did not receive such information from you, I would be forced to discontinue my involvement with the company. You have totally failed and refused to provide the requested information, or even communicate with me in any manner regarding my demands.

Manifestly, your failure and refusal to provide such information to me causes me great concern, creates an untenable working environment and is wholly unacceptable to me.

I also respectfully herewith demand that you comply with any and all applicable federal securities laws, rules and regulations relating to disclosure of my resignation, including the timely filing of a Form 8-K, with this letter of resignation attached as an exhibit.

Sincerely,

/s/ Luis Hadic

Luis Hadic